EXHIBIT 99.1

Puradyn Releases 2012 2nd Quarter Unaudited Financial Results

Boynton Beach, FL – August 14, 2012 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported unaudited results of operations for the second fiscal quarter ended June 30, 2012.

Net sales for the three months ended June 30, 2012 were $804,099 compared to $499,423 for the same period in 2011, an increase of 61%.  Net sales for the six month period ending June 30, 2012 were approximately $1.56 million compared to approximately $1.38 million for the same time period in 2011, an increase of 12.5%.

The Company reported a net loss of $273,119 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2012, compared to a net loss of $451,529 or ($0.01) per share, basic and diluted, for the same period in 2011; and a net loss of $505,097 or ($0.01) per share, basic and diluted, for the six months ended June 30, 2012, compared to a net loss of $777,966 or ($0.02) for the same period in 2011.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2012 and 2011 were 47,185,445 and 46,546,062, respectively.

Operating losses for the three months ended June 30, 2012 decreased by $178,843 or 44%, as compared to the same period in 2011.  Gross profit income, as a percentage of net sales, increased from 20.5% in the three months ending June 30, 2011 to 36.0% in the three months ending June 30, 2012.  Operating losses for the six months ended June 30 decreased by $125,966 or 18% in 2012 as compared to the same period in 2011.  The net loss for the six months ending June 30, 2012 includes income from realized gains on foreign currency from former operations in the United Kingdom.  Gross profit income, as a percentage of net sales, increased from 28.7% in the six months ending June 30, 2011 to 30.1% in the six months ending June 30, 2012.

Kevin G. Kroger, President and COO, noted, “The second quarter of 2012 has shown significant sales growth over the comparable period in 2011 and has led to a fourth consecutive quarter over quarter of sales growth.”

“Even though orders weakened somewhat during the month of July, August has shown signs of strengthening with significant new orders for our largest sized model, the TF-240.  This is helping to confirm that we continue to expand our penetration in our targeted markets.”

Kroger concluded, “With the results of our first two quarters of this year and recent activity in August, we remain optimistic about continued growth in 2012.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2012 and 2011

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$804,099	$499,423	$1,555,601	$1,382,815

Costs and expenses:
Cost of products sold	514,526	397,146	1,086,745	986,319
Salaries and wages	269,079	268,628	551,279	542,792
Selling and administrative	251,477	243,475	487,029	549,122
	1,035,082	909,249	2,125,053	2,078,233
Loss from operations	(230,983)	(409,826)	(569,452)	(695,418)

Other income (expense):
Realized Gain on Foreign Currency	—	—	146,255	—
Interest income	—	1	—	1
Interest expense	(42,136)	(41,704)	(81,900)	(82,549)
Total other expense, net	(42,136)	(41,703)	64,355	(82,548)
Loss before income taxes	(273,119)	(451,529)	(505,097)	(777,966)
Income tax expense	—	—	—	—

Net loss	$(273,119)	$(451,529)	$(505,097)	$(777,966)

Basic and diluted loss per common share
	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Weighted average common shares outstanding (basic and diluted)	47,185,445	46,546,062	47,119,622	46,471,940

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CONTACT:

Puradyn

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com